Exhibit 10.10

CONFIDENTIAL TREATMENT REQUESTED BY NXP B.V.

Philips Tower Hamburg Workplace Agreement

20099 Hamburg, Lübeckertordamm 5

Workplace Agreement

This Workplace Agreement consists of a Sublease Agreement and a Service Level Agreement for the Philips Tower Hamburg

The Sublessor offers the users of the Philips Tower space in an exquisite and prestigious building in an attractive location near the downtown area and the Aussenalster river.	[photograph]

In addition, we offer a series of support services to create a professional work environment and enable the users [of the building] to concentrate on their core businesses.

Preamble:

On June 18, 2004, Philips GmbH entered into a Lease Agreement (hereinafter referred to as the “Master Lease Agreement”) with Credit Suisse Asset Management Immobilien Kapitalgesellschaft mbH for an office building to be constructed on Lübeckertordamm/Sechslingspforte. Possession of the Leased Property was delivered on December 15, 2005.

After Credit Suisse delivered possession of the Leased Property to Philips GmbH, the latter subleased the leased areas listed on the next page to the subtenant under workplace management agreements.

Subleasing to subtenants is done under the terms and conditions agreed upon by Philips GmbH and Credit Suisse in the Master Lease Agreement, unless the leases otherwise provide.

Sublessor	Philips GmbH Lübeckertordamm 5 20099 Hamburg Funloc 329873

Subtenant	Philips Semiconductors Germany GmbH Lübeckertordamm 5 20099 Hamburg Funloc 321506

Leased area	Floor	Leased area/m2
	3rd floor	47	Appendix 1
	8th floor	1,035	Appendix 2
	9th floor	734	Appendix 3
			Appendix
			Appendix
			Appendix
			Appendix
	General building area	411
	Total	2,227

Permanent parking spaces	1st basement floor	12	Appendix 4

Intended use	Office

Inception of lease	Oct. 1, 2006
Expiration of lease	Dec. 31, 2007

Date: Sept. 8, 2006		Date: Sept. 8, 2006
[signature]		[signature]
Sublessor		Subtenant

Sublease Agreement

§ 1 Leased Property

1.                    The Sublessor hereby leases the aforementioned space at Lübeckertordamm 5, 20099 Hamburg to the Subtenant.

2.                    The leased space in question is “preliminary leased space.” The “final leased space” will not be determined until the building is completed by Credit Suisse Asset Management. The “final leased space” of the area delivered shall be determined in accordance with the Guidelines for Calculating Leased Space for Offices (MF-B) issued by gif (Gesellschaft für Immobilienwirtschaftliche Forschung e. V.) and the gif Guidelines for Calculating Leased Space for Retail Purposes.”

3.                    The leased area shall consist of the following:

•                       net office space

•                       a pro rata share of the circulation areas, such as corridors, pantries, and bathrooms

•                       a share of the “general building area,” which is available to all users (e.g. canteen, reception hall).

4.                    The Subtenant declares that it agrees to the method of measuring the leased area. This shall serve as the basis for future rent calculations and billing of ancillary costs.

5.                    The leased space shall be in “New Construction/First Occupancy” condition when possession is delivered.

§ 2 Purpose of the Tenancy; Use of the Leased Space

1.                    The Subtenant may use the leased space only for the contractually agreed-upon purpose (office). Such use may be changed only with the written approval of the Sublessor.

2.                    The Subtenant has no right to protection from competition of any kind.

3.                    No items, such as boxes or other objects, may be stored outside the leased area.

4.                    The Subtenant shall ensure that the operation of its business does not unduly interfere with third parties or other users of the building.

§ 3 Lease Period and Termination

This section does not apply to Philips Semiconductors Germany GmbH

1.                    The Master Lease Agreement has a fixed term of 10 years (December 15, 2005 to December 14, 2015).

The subtenancy shall commence on January 1, 2006 and is entered into for an indefinite period of time.

2.                    The Subtenant shall have the right to return rental space to the Sublessor after the following rental periods and under the following conditions:

a.             Return of rental space within the first five years of the lease:

•                       The Subtenant can terminate the lease with respect to portions of the leased space with a notice period of nine months as of the end of any month. This notice period shall apply until September 30, 2009. Thereafter, the lease can be terminated with a notice period of 15 months as of the end of the rental year (by analogy to § 3/2b).

•                       The portion of the leased area being returned must be contiguous and constitute at lease 1/4 of a standard floor (app. 270 m2, including a pro rata share of the circulation area, but excluding the general building area).

•                       If individual rooms or portions of the rental space constituting less than 1/4 of a standard floor are to be returned, the Sublessor shall collaborate with the Subtenant to work out a possible solution for optimizing space to create a contiguous area that the Sublessor can lease out. The Subtenant shall bear the costs of the necessary alterations, relocations, etc.

•                       The Subtenant is required to absorb the rent payments for any periods when the returned space is vacant until the expiration of the fifth year of the lease (December 31, 2010) though for a maximum of 36 months from the expiration of the notice period.

•                       The Subtenant shall pay a fee for fitting out and re-conversion (in accordance with § 4/1) for a period of 60 months.

•                       The Sublessor shall make every effort to relet the returned rental area quickly.

b.                    Return of rental space after the first five years of the lease:

•                       Either Contracting Party may give 15 months’ notice as of the end of any rental year; they may do so for the first time effective December 31, 2010.

•                       The portion of the leased space being returned must be contiguous and constitute at least 1/4 of a standard floor (about 270 m2, including a pro rata share of the circulation area, but excluding the general building area).

Under the Master Lease Agreement, the Sublessor may return a maximum of 1,400 m2 of contiguous rental space per year to the Principal Lessor from the end of the fifth year of the lease. The rental space must be located on upper floors 10 to 16 of the building.

Any costs for space optimization, relocations, alternations, etc., resulting from the return of space by the Subtenant shall be borne by the Subtenant.

•                       If individual rooms or portions of rental space that constitute less than 1/4 of a standard floor are to be returned, the Sublessor shall collaborate with the Subtenant to work out a possible solution for optimizing space to create contiguous area that the Sublessor can lease out. The Subtenant shall bear the costs for the necessary alterations, relocations, etc.

•                       The Subtenant shall pay a fee for fitting out and re-conversion (in accordance with § 4/1) for the remainder of the depreciation period (until 2015).

3.                    When the Master Lease Agreement ends by termination or expiration, this subtenancy shall end automatically.

4.                    All notices of termination must be in writing.

5.                    When possession of the Leased Property is delivered to the Subtenant, a record of delivery shall be made and signed by both Contracting Parties.

6.                    After giving notice of termination, the Subtenant shall grant any potential new tenant access to the leased premises after prior consultation.

§ 4 Rent and Ancillary Costs

1.                    The monthly rent per m2 shall be composed of the following elements:

Net rent for rental space (without heat)	EUR	12.64
Net rent for parking spaces (without heat)	EUR	0.84
Advance payment of ancillary costs (Credit Suisse)	EUR	3.27
Advance payment of ancillary costs (Philips)	EUR	4.21
Depreciation (fitting out)	EUR	3.55
Depreciation (re-conversion in accordance with the Master Lease)	EUR	1.04
Financing	EUR	0.90
Total monthly per m2	EUR	26.46

Net rent (without heat) for permanently allocated parking spaces              EUR 75.00

(per parking space)

2.                    As soon as the final rental space in accordance with § 1 para. 4 is determined, the preliminary rent shall be adjusted on the basis of the results of the survey. The Sublessor is free to decide the date on which the adjustment will be made.

3.                    The tenant shall pay the rent each month in advance, no later than the third business day of the month.

4.                    The tax number assigned to the Sublessor by the Hamburg Tax Office is:

27/278/0000/2

§ 5 Sublessor’s VAT Tax Option (for Third-Party Tenants)

1.                    The Sublessor has waived exemption from VAT tax under § 4 No. 12a of the USTG [VAT Tax Act] for the leasing of the premises in accordance with § 9 of the VAT Tax Act (VAT tax option). Accordingly, the Subtenant must pay VAT in the statutory amount in addition to basic rent and advance payments of ancillary and heating costs.

The Subtenant is aware that the Sublessor may exercise the VAT tax option only under the conditions set forth in § 9 para. 2 of the VAT Tax Act.

2.                    In this regard, the Parties enter into the following agreements:

3.                    The Subtenant agrees to use the Leased Property only for sales that do not exclude deduction of input VAT by the Sublessor.

4.                    It further agrees to provide the Sublessor, promptly upon request with all documents necessary to enable the Sublessor to comply with its documentation obligations vis-à-vis the tax authorities under § 9 para. 2 of the VAT Tax Act. To this extent, the Sublessor can require the Subtenant to provide the documentation and/or declarations required from him by the competent tax authorities.

5.                    If circumstances that affect the permissibility of the Sublessor’s use of the VAT tax option should arise with the Subtenant or such circumstances should be assumed to exist by the tax authorities during a tax audit, the Subtenant shall promptly inform the Sublessor of this.

6.                    To the extent that and as long as the tax authorities use a safe de minimis limit with respect to the term “exclusive use for sales that do not exclude deduction of input VAT”—such save limit also being recognized by the tax courts—this de minimis limit shall also circumscribe the definition of exclusivity in the foregoing provisions (see Sec. 148a para. 3 UstR [VAT Regulation] 2005).

7.                    If the Subtenant should violate the obligations under this paragraph, the Subtenant shall compensate the Sublessor for all losses it may suffer as a result.

§ 6 Adjustment of Rent (Net Rent without Heat)

1.                    Under the Master Lease Agreement, the net rent (without heat) for the leased areas and parking spaces shall be adjusted every two years as of January 1 in accordance with the percentage change in the Consumer Price Index (base year 2000 = 100) determined by the Federal Statistical Office of the Federal Republic of Germany. The basis for calculation of the first rent adjustment is the level of the Index in the month in which the obligation to pay rent under the Master Lease Agreement begins versus the level of the index in December of the second full calendar year, with the adjusted rent being due as of the following January 1. Thus, the net rent (without heat) is increased or decreased every two years as of January 1 to the extent the index has changed as compared to the level at the last index-related rent adjustment.

2.                    If the aforementioned index is discontinued and replaced by a different index, the new index shall replace the aforementioned index. Otherwise, the Contracting Parties are mutually obligated to agree upon an appropriate rule that comes closest in economic effect to the agreement entered into here.

3.                    The Contracting Parties agree that the net rent (without heat) for the space and the parking spaces can be adjusted by analogy to the same extent and at the same point in time as provided in the Master Lease Agreement.

§ 7 Ancillary Costs under the Master Lease Agreement with Credit Suisse

1.                    The Subtenant shall bear all ancillary costs in accordance with the Operating Costs Regulation, including No. 17 (Appendix 5), to the extent they are billed to the Subtenant by the Principal Lessor or that such costs are incurred by the Sublessor.

2.                    If new operating costs are incurred or new public levies are introduced, which are not currently included in the Operating Costs Regulation, the Lessor can pass them on to the Subtenant in the same ratio as the other operating costs.

3.                    The Sublessor shall be entitled to establish a new allocation standard for operating costs (as a whole, or for individual categories of costs) at any time, insofar as this is appropriate.

4.                    The Sublessor shall be entitled to demand reasonable monthly advance payments for operating and heating costs, which are to be paid when the monthly rent is due.

5.                    Any difference in favor of the Sublessor between the advance payment and the invoice amount shall be paid by the Subtenant within 30 days of receipt of the invoice. Any overpayment shall be refunded to the Subtenant within 30 days of receipt of the invoice.

6.                    The Sublessor may also re-calculate the advance payments during the billing period, if it is apparent that the advance payments will not cover the anticipated costs.

7.                    Heating and operating costs shall be billed and passed on based on the proportion of the respective leased space occupied by the Subtenant, including any pro rata leased space with a common right of use, to the entire area of the property. The costs of maintaining the parking spaces shall be allocated pro rata to the parking spaces used by the Subtenant.

§ 7a Philips’ Ancillary Costs

The Contracting Parties shall enter into a Service Level Agreement (SLA) (Appendix 7). This SLA shall have two parts:

Part A: Services provided by the Sublessor and covered by the rent per m2, such as cleaning, waste disposal, security, technical building management, etc.

The Subtenant must also make advance payments for these services (in accordance with § 4/1). Accounting for advance payments for the current year of the lease shall be done in December of the year.

The Sublessor shall have the right, in accordance with the accounting, to adjust the advance payment to reflect the costs actually incurred. The Sublessor may also re-calculate the advance payments during the billing period, if it is apparent that the advance payments will not cover the anticipated costs.

Part B: Services provided by the Sublessor and billed separately in addition to the rent, such as a mail room, telephone exchange, in-house logistics, and catering.

Tariffs or fees will be agreed upon for these services annually as part of the budgeting procedure.

The following applies for 2006:

Mail room, messenger and distribution service	A fixed amount of EUR 18,000

Mail room fees	Based on time and effort

Telephone exchange	A fixed amount of EUR 12,000

In-house logistics	A fixed amount of EUR 14,400

Catering, food per employee	EUR 4.25
Catering, canteen for guests and services	Based on use

If the services listed under Part B should change significantly, the agreed-upon amounts can be adjusted at any time during the current year in consultation with the Subtenant.

§ 8 Offsetting Claims by Subtenant

1.                    The Subtenant may not offset off counterclaims against the rent or advance payments of ancillary costs or exercise a right to reduce or withhold such payments unless its counterclaim is uncontested or has been adjudged final and absolute. This shall not apply to the case listed under § 7 para. 2.

2.                    If there are defects, the Subtenant can only demand that they be eliminated, and cannot demand a reduction in rent or damages, unless it is impossible to eliminate the defect or the defect is not promptly eliminated.

§ 9 Maintenance and Use of the Leased Property

1.                    The Subtenant must treat the Leased Property with care. The Principal Lessor is responsible for servicing the following technical equipment and systems:

•           heating, ventilation, and climate control

•           conveyor systems

•           technical utility systems

•           security systems

2.                    The costs of operating and maintaining the aforementioned systems are covered by the Operating Costs Regulation and will be billed to the Subtenant as part of the accounting for ancillary costs.

3.                    The Sublessor shall service the technical equipment and systems owned by Philips.

4.                    The costs incurred to maintain and operate the aforementioned systems are covered by the Service Level Agreement and are billed to the Subtenant in the accounting for the ancillary costs/SLA.

5.                    The Subtenant must clean and care for the leased premises, make cosmetic repairs to the interior, perform maintenance, and make repairs within the leased premises. This applies to technical equipment (electrical and sanitary installations, etc.) and doors and windows, to the extent they are on or in the Leased Property. Cosmetic repairs to the interior shall include the cleaning and, if necessary, the replacement of carpeting.

6.                    The aforementioned items shall also be handled and billed by the Sublessor as part of the Service Level Agreement.

7.                    The Subtenant shall report any defects in and damage to the Leased Property to the Sublessor. If notice is not given in a timely manner, the Subtenant shall be required to pay compensation for the resulting losses.

8.                    The Sublessor shall assume maintenance and repair of the general areas of the building. The costs incurred in doing so shall be distributed on a pro rata basis among all the Subtenants as part of the annual accounting for the ancillary costs/SLA.

9.                    The Subtenant shall be liable for injuries or losses caused by its negligent violation of its duties of care and notification, particularly by improper handling of the building technical equipment and installations.

10.              The Subtenant shall likewise be liable for injuries and losses that its members, employees, and other persons visiting Subtenant cause through their own fault. The Subtenant shall have the burden of proving it was not at fault.

§ 10 Subleasing

The Subtenant is not entitled to sublet the leased space, in whole or in part.

§ 11 Subtenants’ Installations and Alterations

1.                    Installations and alterations within the Leased Property, including installing fixed equipment or modifying such, shall require the written permission of the Sublessor. When deciding whether to grant permission, the Parties shall jointly determine whether it will be necessary to reconvert and restore the original condition upon returning the leased premises.

The permission of the Principal Lessor shall be obtained if appropriate, so that approval shall be made contingent upon the same.

2.                    The Subtenant shall be responsible for obtaining and maintaining any official permits required for the aforementioned measures, and shall also bear all costs associated with the measures.

3.                    The Subtenant shall have no claim to compensation from the Sublessor for any costs or for the resulting appreciation in value. If there is no obligation to reconvert the premises, structural alterations shall become the property of the Sublessor without compensation.

4.                    The Subtenant shall bear all risks associated with implementing the structural changes. The Sublessor is hereby released from all claims and demands raised against the Subtenant in this regard on whatever legal grounds.

§ 12 Structural Changes by the Sublessor/Principal Lessor

1.                    Upon timely notification of the date thereof, the Sublessor and/or the Principal Lessor may make improvements and structural changes necessary to avert imminent peril or eliminate damage, even without the consent of the Subtenant. Work needed to preserve the property may also be carried out after prior agreement on a date. In performing such work, the Sublessor and/or Principal Lessor shall give due consideration to the interests of the Subtenant. It shall give the Tenant timely written notice before commencement of the work and structural changes and shall describe the scope and type of work scheduled. The Subtenant shall provide reasonable access to the rooms and areas of the Leased Property that are affected by these measures.

2.                    To the extent that the Subtenant is required to tolerate the performance of this work, it can neither reduce the rent nor exercise a right to withhold rent or demand damages, as long as such performance is not delayed.

§ 13 Sublessor’s Liability

1.                    Brief interruptions of the operation of the Leased Property—for whatever reason (e.g. bomb threat, fire alarm, sprinkler activation, etc.)—which are not the Sublessor’s responsibility, shall not affect the obligation to pay rent, as long as they can be eliminated within a reasonable period of time. In coordination with the Subtenant, the Sublessor shall be entitled to evacuate the property for security reasons and bar access to the property. If no contact person for the Subtenant can be reached or if danger is imminent, the property may also be evacuated without consultation. The Sublessor shall do everything in its power, not omitting anything to minimize the interruption of operations required to this end. The Subtenant shall not be entitled to damages.

§ 14 Advertising

Placing advertising displays on the roof of the building is not permitted. Advertising displays within the building are permitted only with the approval of the Sublessor.

§ 15 Insurance

1.                    The Leased Property shall be insured by the Principal Lessor in accordance with the provisions of law.

2.                    The Sublessor shall not be liable for damage to the Subtenant’s property caused by fire, smoke, soot, snow, water, dry rot and the gradual effects of moisture, unless such damage occurred due to gross neglect of the Leased Property or as a result of gross negligence or intentional acts or omissions of the Sublessor.

3.                    The Subtenant shall purchase all insurance necessary to operate its business, particularly liability insurance.

§ 16 Access to the Leased Premises by the Sublessor

1.                    Representatives of the Sublessor may enter onto the leased premises during the Subtenant’s regular business hours after informing the Subtenant in advance. When there is danger, entering of the leased premises is permitted at any time. The Sublessor may commission third parties.

2.                    The Subtenant shall ensure that the leased premises can be accessed even in its absence and, if necessary shall name an agent to the Sublessor. If the Subtenant does not meet this obligation, it shall be liable for all injuries and losses resulting from the Sublessor’s inability to enter the leased premises, e.g. in case of imminent danger.

§ 17 House Rules

The Sublessor reserves the right to issue reasonable and legally permissable general rules or separate instructions from time to time as required to maintain order in the building, including the outside installations, and to modify existing rules/instructions. The version of the House Rules in effect at the time shall be an integral part of this Workplace Agreement. The provisions of the House Rules are intended, inter alia, to guarantee the smooth operation of the businesses of all users [of the building] and ensure that the property and the outside installations are kept clean.

§ 18 Right of Access, Keys

1.                    The Subtenant shall obtain access to the building through the use of programmed ID cards, entitling the Subtenant and its employees to pass through the entrances and exits of the building and the garage, which are all equipped with access control readers.

The ID card has other functions, too, such as recording time and payments in the canteen. If an ID card is lost, building management must be informed immediately so it can block the ID card to prevent misuse.

2.                    The Subtenant shall receive authorization to access the general building areas, such as the elevator area and garage entrances and exits. No security measures for the leased areas are currently contemplated.

3.                    If it is necessary to provide authorization to individual persons for specially secured rooms (such as storage rooms), this shall be requested from building management in writing.

4.                    If the Subtenant receives keys for certain rooms (e.g. storage rooms) upon delivery of possession, the exact number shall be recorded in a separate record of delivery of possession. The Subtenant shall be liable for all injuries or losses resulting from the loss or negligent handling of the keys that have been provided to it if and when the Subtenant is at fault.

All keys, including any keys subsequently requested or made by the Subtenant, shall be returned at the end of the subtenancy.

5.                    No keys will be provided for the office rooms at the time of moving into the leased premises.

6.                    Keys for individual office doors can be ordered from building management, if needed. The Subtenant shall bear the costs thereof.

§ 19 Sublessor’s Extraordinary Right of Termination

The Sublessor shall be entitled to terminate the subtenancy without a notice period

a.                    if the Subtenant is in arrears in payment of rent or cost allocations in an amount that exceeds three months’ rent and fails to pay within 14 days of the Sublessor’s payment demand, sent by registered mail;

b.                   if the Subtenant violates a material obligation under this Agreement or an existing House Rule or Common Rule or uses the Leased Property in a manner that violates the Agreement, and does not desist from doing so within a month’s time after repeated warning by registered letter from the Lessor; or

c.                    if judicial reorganization or bankruptcy proceedings against the Subtenant’s assets are petitioned for or enforcement measures are taken against substantial portions of the Subtenant’s assets.

§ 20 Termination of the Subtenancy Agreement

1.                    The Subtenant shall deliver possession of the leased premises and any appurtenances thereto in “swept clean” condition. The carpeting shall be properly cleaned or replaced, where cleaning is unsuccessful.

2.                    The Sublessor shall arrange for the correction of any damage caused by the Subtenant to equipment, walls, furniture, etc., at the Subtenant’s expense.

3.                    At the end of the subtenancy, the Subtenant shall return all the access authorizations and keys with which it was provided.

4.                    If, when the leased premises are returned, it is determined that walls, doors, and/or radiators need painting, the Sublessor shall also have this work done at the expense of the Subtenant.

5.                    When the subtenancy ends, the Subtenant shall, upon request from the Sublessor, remove all installations, alterations, and equipment (§ 11) and restore the leased premises to the condition in which they were delivered.

6.                    The entire return procedure shall be handled through local building management, which, in consultation with the Subtenant, shall obtain the appropriate cost estimates, place orders, and coordinate the work of building trades.

7.                    If the subtenancy is ended by termination under § 19, the Subtenant shall be liable for the losses the Sublessor suffers due to the leased premises standing vacant after they have been vacated and surrendered by the Subtenant or having to be leased. The injuries or losses shall be calculated in accordance with provisions referred to in § 3. § 19 sentence 3 of the Cost Regulation [KO]/Insolvency Code [InsolvenzVo] shall remain unaffected.

In this case, the Subtenant shall release the Sublessor from all claims by third parties based on the termination under § 17.

8.                    If there is delay in vacating and returning the Leased Property after the subtenancy has ended, the Subtenant shall pay the Sublessor rent, ancillary costs as compensation for the duration of the delay. In addition, the Subtenant shall be liable to the Sublessor for all additional losses resulting from its delay in vacating and returning the leased premises.

§ 21 Final Provisions

1.                    All additions and amendments to this Agreement must be in writing.

2.                    It is agreed that Hamburg shall be the place of performance and jurisdiction, unless otherwise mandated by law.

If provisions of this Agreement are or become invalid—for whatever reason—such provisions shall be promptly replaced by the Contracting Parties with permissible provisions that most closely approximate their economic and legal effect. This shall not affect the validity of the remaining provisions.

The following appendices are integral parts of this Workplace Agreement:

Appendices 1-3	Floor Plans
Appendix 4	Parking Spaces
Appendix 5	Schedule of Operating Costs
Appendix 6	Inventory and Partition System
Appendix 6a	Planned furniture
Appendix 7	Service Level Agreement

Hamburg, [illegible] 2006

[signature]	[signature]
Sublessor	Subtenant